Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of September 28, 2011, among Kindred Healthcare, Inc. (the “Company”), each of the subsidiary guarantors listed on the signature pages hereto, (each a “New Subsidiary Guarantor” and, collectively, the “New Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of the Company and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented, the “Indenture”), dated as of June 1, 2011, providing for the issuance of an unlimited aggregate principal amount of 8.25% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which each New Subsidiary Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantee” and, collectively, the “Subsidiary Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, each of the Trustee and the Company is authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Subsidiary Guarantees. The New Subsidiary Guarantors hereby agree as follows:

(a) Along with all Subsidiary Guarantors named in the Indenture, subject to Article 10 of the Indenture, to jointly and severally unconditionally guarantee, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder, that:

(i) the principal of, premium, if any, or interest on or Additional Interest, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee thereunder shall be promptly paid in full or performed, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the New Subsidiary Guarantors and the other Subsidiary Guarantors named in the Indenture shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d) The Subsidiary Guarantees shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Second Supplemental Indenture, and each New Subsidiary Guarantor accepts all obligations of a Subsidiary Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors (including the New Subsidiary Guarantors), or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) No New Subsidiary Guarantor shall be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the New Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Subsidiary Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the New Subsidiary Guarantors for the purpose of this Subsidiary Guarantee.

(h) If any New Subsidiary Guarantor makes a payment under its Subsidiary Guarantee, the New Subsidiary Guarantor will be entitled upon payment in full of all Obligations under the Indenture to a contribution from each other Subsidiary Guarantor (including the other New Subsidiary Guarantors) in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

(i) Pursuant to Section 10.02 of the Indenture, the obligations of any New Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such New Subsidiary Guarantor that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article 10 of the Indenture, result in the obligations of such New Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(j) The Subsidiary Guarantees shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of the Subsidiary Guarantees shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) Each payment to be made by any New Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. Each New Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(b) of the Indenture, no New Subsidiary Guarantor may consolidate or merge with or into or wind up into (whether or not the Company or such New Subsidiary Guarantor is the surviving corporation), nor sell, assign, convey, transfer or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor) unless:

(x) (i) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof;

      (ii) the Successor Guarantor, if other than such New Subsidiary Guarantor, expressly assumes all the obligations of such New Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

      (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

      (iv) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(y) the transaction is made in compliance with Section 4.10 of the Indenture (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), or excluded from the definition of “Asset Sale,” and, if applicable, Section 5.01 of the Indenture.

(5) Releases.

Subject to Section 10.06 of the Indenture, the Subsidiary Guarantee of any New Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such New Subsidiary Guarantor, the Company or the Trustee is required for the release of such New Subsidiary Guarantor’s Subsidiary Guarantee, upon:

(i) the occurrence of any sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such New Subsidiary Guarantor (including any sale, exchange, transfer or other disposition after which such New Subsidiary Guarantor is no longer a Restricted Subsidiary) or of all or substantially all the assets and property of such New Subsidiary Guarantor, which sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of the Indenture;

(ii) the release or discharge of such New Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and the Subsidiary Guarantors under the Senior Credit Facilities (including by reason of the termination of the Senior Credit Facilities), if such New Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment under such Subsidiary Guarantee; provided, that if such New Subsidiary Guarantor has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under Section 4.09 of the Indenture, such New Subsidiary Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full or discharged or are otherwise permitted to be incurred under Section 4.09 of the Indenture.

(iii) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture; or

(iv) the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Company’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.

(6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of any New Subsidiary Guarantor shall have any liability for any obligations of the Company or the Subsidiary Guarantors (including the New Subsidiary Guarantors) under the Notes, the Subsidiary Guarantees, the Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Subsidiary Guarantors.

(11) Subrogation. Each New Subsidiary Guarantor shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by such New Subsidiary Guarantor pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, no New Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. Each New Subsidiary Guarantor’s Subsidiary Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Second Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Second Supplemental Indenture are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of each Subsidiary Guarantor in this Second Supplemental Indenture shall bind its successors, except as otherwise provided in this Second Supplemental Indenture. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

(14) Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ JOSEPH L. LANDENWICH
	Name:	Joseph L. Landenwich
	Title:	Senior Vice President of Corporate and
Legal Affairs and Corporate Secretary

New Subsidiary Guarantors:

CENTRAL ARIZONA HOME HEALTH CARE, INC.
HAVEN HEALTH, LLC
HHS HEALTHCARE CORP.
HOME HEALTH SERVICES, INC.
NP PLUS, LLC
PACIFIC WEST HOME CARE, LLC
PHH ACQUISITION CORP.
PROFESSIONAL HEALTHCARE AT HOME, LLC
PROFESSIONAL HEALTHCARE, LLC
SOUTHERN NEVADA HOME HEALTH CARE, INC.
SOUTHERN UTAH HOME HEALTH, INC.
SOUTHERN UTAH HOME OXYGEN & MEDICAL EQUIPMENT, INC.

By:	/s/ JOSEPH L. LANDENWICH
	Name:	Joseph L. Landenwich
	Title:	Senior Vice President of Corporate and
Legal Affairs and Corporate Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ GREGORY S. CLARKE
	Name:	Gregory S. Clarke
	Title:	Vice President